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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Atlantic Tele-Network, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ATLANTIC TELE-NETWORK, INC.
600 Cummings Center
Beverly, MA 01915

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2014

April 22, 2014

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders to be held at the Wylie Inn and Conference Center at 295 Hale Street, Beverly, MA 01915 on Tuesday, June 17, 2014 at 10:00 a.m. ET, for the following purposes:

  1.
  To approve, by advisory vote, the compensation of our named executive officers;

  2.
  To elect six directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2014; and

  4.
  To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

        Stockholders of record at the close of business on April 21, 2014 are entitled to notice of, and to vote at, the Annual Meeting. During the ten days prior to the Annual Meeting, a list of such stockholders will be available for inspection during our ordinary business hours at our office at the address above.

        Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed postage prepaid envelope to ensure that your shares are represented at the Annual Meeting. If you attend the meeting and vote in person, your proxy will not be used.

By order of the Board of Directors,

Leonard Q. Slap
 Secretary

ATLANTIC TELE-NETWORK, INC.
600 Cummings Center
Beverly, MA 01915

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2014

GENERAL INFORMATION ABOUT VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Tele-Network, Inc., a Delaware corporation, for use at the 2014 Annual Meeting of Stockholders to be held on June 17, 2014, at 10:00 am ET, or any adjournments or postponements thereof.

        We are mailing this proxy statement together with our Annual Report to Stockholders, our Annual Report on Form 10-K for the year ended December 31, 2013 (excluding exhibits) and a proxy card or voting instruction for the Annual Meeting to our stockholders on or about April 25, 2014.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 17, 2014: This Proxy Statement, our 2013 Annual Report to Stockholders and our 2013 Annual Report on Form 10-K are available at
http://ir.atni.com/financials.cfm.

Who Can Vote

        Only stockholders of record at the close of business on April 21, 2014 are entitled to vote at the Annual Meeting. On that date, 15,908,065 shares of common stock, par value $.01 per share, were outstanding, each share entitled to one vote. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Voting

        You may vote your shares held of record either by attending the meeting and voting in person or by proxy. To vote in person, you must attend the Annual Meeting and cast your vote. You do not need to register in advance to attend the Annual Meeting. If you choose to vote by proxy, you must complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you vote by mail and your proxy card is received in time for voting and not revoked, your shares will be voted at the Annual Meeting in accordance with your instructions as set forth on your signed proxy card. If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders as follows:

  •
  FOR the approval of the compensation of our named executive officers;

  •
  FOR the election of the director nominees named herein;

  •
  FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor; and

  •
  In accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the Annual Meeting, or any adjournments or postponements thereof.

        If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares and you must make arrangements with your broker, bank or other nominee in advance of the Annual Meeting to vote your shares in person.

Quorum

        The holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders present may adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions, votes withheld and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Votes Required

        Proposal 1, the election of each director nominee, requires the affirmative vote of a plurality of the shares voted at the Annual Meeting and entitled to vote on the matter.

        Proposal 2, the approval, by advisory vote, of the compensation of our named executive officers, requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote on the matter.

        Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2014, requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote on the matter.

        We will not count shares that abstain from voting ("abstentions") on a particular matter as votes in favor of such matter. Similarly, we will not count broker non-votes as votes in favor of such matter. A broker non-vote occurs when a broker cannot vote a customer's shares registered in the broker's name because the customer did not send the broker instructions on how to vote on the matter and the broker is prohibited by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Accordingly, broker non-votes will have no effect on the outcome of voting on Proposals 1 and 2. However, abstentions will be considered to be votes present and entitled to vote on Proposals 2 and 3, and they will have the effect of a vote against those proposals. Brokers will be entitled to vote a customer's shares in their discretion on Proposal 3, so there will be no broker non-votes on that proposal. Inspectors of election appointed by our Board will tabulate votes.

Revocability of Proxies

        A proxy may be revoked at any time before it is exercised by delivering a written revocation or a duly executed proxy card bearing a later date to Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915. A proxy may also be revoked by voting in person at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you must make arrangements with your broker, bank or other nominee to revoke your proxy.

Solicitation Expenses

        We will bear all costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, facsimile and personal interviews. We will request brokers, banks, and other holders of record to forward proxy soliciting material to beneficial owners. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials. In addition, we will engage Broadridge Investor Communications Solutions, Inc. to assist in the distribution of proxy materials to banks, brokers, nominees and intermediaries at an estimated cost of approximately $14,500 for any such services, plus reasonable out-of-pocket expenses.

Who to Contact for Additional Information

        If you have questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Broadridge Investor Communications Solutions, Inc.
BY INTERNET: www.proxyvote.com
BY TELEPHONE: 1-800-579-1639
BY E-MAIL: sendmaterial@proxyvote.com

        If you have questions about attending the meeting in person or require directions to the Wylie Inn and Conference Center, please contact us at the following address or telephone number:

Atlantic Tele-Network, Inc.
Attn: Investor Relations
600 Cummings Center
Beverly, MA 01915
(978) 619-1300

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us as of April 18, 2014 (unless otherwise indicated in the footnotes to this table) with respect to the shares of our common stock that were beneficially owned as of such date by:

  •
  each person (including any partnership, syndicate or other group) known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our directors and each of the nominees seeking election as director;

  •
  our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2013, and the three other most highly compensated executive officers who were serving as executive officers on December 31, 2013, whom we refer to collectively as our named executive officers; and

  •
  all of our current directors and executive officers as a group.

        The number of shares beneficially owned by each person listed below includes any shares that the person has a right to acquire on or before June 17, 2014 by exercising stock options or other rights to acquire shares. For each person listed below, the percentage set forth under "Percent of Class" was calculated based on 15,908,065 shares of common stock outstanding on April 18, 2014, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before June 17, 2014. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Beneficial Owners	Number	Percent of Class
Directors, Director Nominees and Named Executive Officers:
Cornelius B. Prior, Jr.(1)	4,516,090	28.39%
Martin L. Budd	8,365	*
Michael T. Flynn	5,658	*
Charles J. Roesslein(2)	2,042	*
Liane J. Pelletier(3)	4,047	*
Michael T. Prior(4)	251,582	1.58%
Justin D. Benincasa(5)	131,560	*
William F. Kreisher(6)	99,175	*
Leonard Q. Slap(7)	32,222	*
Karl D. Noone(8)	13,554	*
Other 5% Stockholders:
Artisan Partners Holdings LP(9)	772,820	4.86%
BlackRock, Inc.(10)	1,005,079	6.32%
Cornelius D. Prior, Jr. 2004 Grantor Retained Annuity Trust(11)	1,024,750	6.44%
FMR, LLC(12)	1,241,740	7.81%
The Vanguard Group(13)	916,341	5.76%
All Current Directors and Executive Officers as a group (10 persons)	5,104,295	31.83%

*
Less than 1%.

(1)
Includes 500 shares owned by Gertrude Prior, Mr. Cornelius B. Prior, Jr.'s wife; 34,000 shares owned by the Katherine D. Prior Revocable Trust; and 8,227 shares held by Tropical Aircraft Co. Mr. C.B. Prior, Jr. disclaims beneficial ownership of the shares owned by his wife and the Katherine D. Prior Trust. His address is P.O. Box 12030, St. Thomas, U.S. Virgin Islands 00801-5030.

  Excludes 400,000 shares owned by the Prior Family Foundation, a charitable trust for which Mr. C.B. Prior, Jr.'s wife serves as trustee and 1,024,750 shares owned by the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust, which is held for the benefit of Mr. C.B. Prior, Jr.'s children and for which Andrew Lane serves as trustee. Mr. Prior currently has 563,612 shares pledged as collateral for outstanding loans and 500,550 shares held in a brokerage margin account. There are currently no outstanding margin loans in this account.

(2)
All shares are owned jointly with his spouse.

(3)
Includes 582 shares of restricted stock which vest in equal annual installments on each of June 12, 2014 and 2015.

(4)
Includes 34,258 shares held by Mr. M. Prior's children as to which Mr. M. Prior disclaims beneficial ownership, and 115,949 shares owned jointly with his spouse, 52,625 shares of restricted stock (1,875 of which vest on March 15, 2015; 10,000 of which vest ratably on March 22, 2015 and 2016; 18,750 of which vest ratably on March 27, 2015, 2016, and 2017; and 22,000 of which vest ratably on March 20, 2015, 2016, 2017 and 2018) and 48,750 shares issuable on or before June 17, 2014, upon exercise of outstanding options.

(5)
Includes 20,810 shares owned by the Justin D. Benincasa Revocable Trust, for which Mr. Benincasa serves as trustee, 24,750 shares of restricted stock (1,250 of which vest on March 15, 2015; 5,000 of which vest ratably on March 22, 2015 and 2016; 9,000 of which vest ratably on March 27, 2015, 2016, and 2017; and 9,500 of which vest ratably on March 20, 2015, 2016, 2017 and 2018) and 86,000 shares issuable on or before June 17, 2014, upon exercise of outstanding options.

(6)
Includes 13,175 shares held jointly with Mr. Kreisher's spouse, 17,500 shares of restricted stock (1,000 of which vest ratably on March 22, 2015 and 2016; 10,500 of which vest ratably on March 27, 2015, 2016, and 2017; and 6,000 of which vest ratably on March 20, 2015, 2016, 2017 and 2018) and 68,500 shares issuable on or before June 17, 2014, upon exercise of outstanding options.

(7)
Includes 8,222 shares held jointly with Mr. Slap's spouse, 15,250 shares of restricted stock (1,250 of which vest on June 15, 2014; 3,000 of which vest ratably on March 22, 2015 and 2016; 6,000 of which vest ratably on March 27, 2015, 2016, and 2017; and 5,000 of which vest ratably on March 20, 2015, 2016, 2017 and 2018) and 8,750 shares issuable on or before June 17, 2014, upon exercise of outstanding options.

(8)
Includes 9,750 shares of restricted stock (1,250 of which vest on August 9, 2014; 2,500 of which vest ratably on March 22, 2015 and 2016; 3,000 of which vest ratably on March 27, 2015, 2016, and 2017; and 3,000 of which vest ratably on March 20, 2015, 2016, 2017 and 2018) and 2,000 shares issuable on or before June 17, 2014, upon exercise of outstanding options.

(9)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on January 31, 2014, which states that such shares are held by affiliates of Artisan Partners Holdings LP. Artisan Partners Limited Partnership is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Partners Holdings LP is the sole limited partner of Artisan Partners Limited Partnership; Artisan Investments GP LLC is the general partner of Artisan Partners Limited Partnership; Artisan Investment Corporation is the general partner of Artisan Partners Holdings LP; ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation; Mr. Andrew Ziegler and Ms. Carlene Ziegler are the principal stockholders of ZFIC, Inc. Each entity or person listed above has shared voting power over 707,677 of the shares and shared dispositive power over all of the shares. No entity or person listed above has sole voting or dispositive power over any of the shares. The address of each person or entity listed above is 875 East Wisconsin Avenue, Suite 800; Milwaukee, WI 53202.

(10)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on January 28, 2014. The address of BlackRock, Inc. is 40 East 52nd Street; New York, NY 10022.

(11)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 13, 2014, which states that such shares are held with Andrew Lane, as sole trustee of the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust. The address of the Cornelius B. Prior, Jr. 2004 Grantor Retained Annuity Trust is c/o Andrew Lane; 9719 Estate Thomas; St. Thomas, Virgin Islands 00802.

(12)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 14, 2014, which states that such shares are held by investment companies managed by subsidiaries of FMR LLC. According to the Schedule 13G, each of FMR LLC and Mr. Edward C. Johnson 3d, through their control of such investment companies, had sole dispositive power over all such shares and no voting power over any of such shares. The address of FMR LLC and Mr. Johnson is 82 Devonshire Street, Boston, MA 02019.

(13)
Based on information contained in this holder's Schedule 13G/A filed with the SEC on February 11, 2014. The Vanguard Group ("Vanguard") has sole voting power with respect to 14,835 shares, sole dispositive power with respect to 902,106 shares and shared dispositive power with respect to 14,235 shares. Includes 14,235 shares beneficially owned by Vanguard's wholly-owned subsidiary Vanguard Fiduciary Trust Company ("VFTC") as a result of VFTC's serving as investment manager of collective trust accounts and 600 shares beneficially owned by Vanguard's wholly-owned subsidiary Vanguard Investments Australia, Ltd. ("VIA") as a result of VIA's serving as investment manager of Australian investment offerings.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of their initial ownership and of changes in ownership of our common stock and provide us with copies of those reports. To our knowledge, based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors, for the fiscal year ended December 31, 2013, all Section 16(a) reports applicable to our executive officers, directors and 10% stockholders were timely filed, except that on August 7, 2013, Mr. M. Prior filed a late Form 4 reporting two transactions on August 2, 2013.

PROPOSAL 1: ELECTION OF DIRECTORS

        Stockholders are being asked to elect the following six members to our Board of Directors to hold office until our next annual meeting of stockholders and until their respective successors are elected and qualified, subject to their earlier retirement, resignation or removal:

Cornelius B. Prior, Jr.
Martin L. Budd
Michael T. Flynn
Liane J. Pelletier
Michael T. Prior
Charles J. Roesslein

        Each nominee has consented to his or her nomination and is expected to stand for election. However, if any nominee is unable or unwilling to serve, proxies will be voted for a replacement candidate nominated by our Board. Biographical information for each of the nominees is set forth below under "Director and Nominee Experience and Qualifications."

Vote Required

        Each director nominee must be elected by an affirmative vote of a plurality of shares voted at the Annual Meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes will not be treated as votes cast and, therefore will not affect the outcome of the elections.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES.

DIRECTOR AND NOMINEE EXPERIENCE AND QUALIFICATIONS

        Set forth below is biographical information about the nominees for director, each of whom is currently a director. All of the directors' present terms expire at the Annual Meeting.

        Cornelius B. Prior, Jr., 80, is the Chairman of our Board of Directors. Mr. C.B. Prior, Jr. served as our Chief Executive Officer and Chairman of the Board from 1998 through December 2005, at which time he retired as Chief Executive Officer. Mr. C.B. Prior, Jr. has served as the Chairman of CANTO (the Caribbean Association of National Telecommunication Organizations) and presently is the Chairman of CCAA (Caribbean and Central American Action). He was a managing director and stockholder of Kidder, Peabody & Co. Incorporated, where he directed the Telecommunications Finance Group. A former Naval Officer and Fulbright Scholar, Mr. C.B. Prior, Jr. started his career as an attorney with Sullivan & Cromwell in New York. He is a Trustee of Holy Cross College and former member of the Visiting Committee to Harvard Law School. He resides in St. Thomas, US Virgin Islands, where he is Chairman of the Forum, a not-for-profit arts organization, and Honorary Trustee of the Antilles School. He is also a Director of the Kneissel Music School in Blue Hill, Maine. He is the father of Michael T. Prior, our President and Chief Executive Officer. Mr. C.B. Prior, Jr. earned his legal degree from the Harvard Law School.

        Mr. C.B. Prior, Jr. was selected to serve as a director on our Board because of his extensive strategic involvement with the Company, including as its founder, former Chief Executive Officer and largest stockholder of the Company. Mr. C.B. Prior, Jr. has extensive knowledge of the telecommunications markets in the Caribbean, and brings valuable expertise and business judgment to the Company. For additional information regarding the Company's decision to select Mr. C.B. Prior, Jr. as a director and Chairman, please see "Corporate Governance—Board Leadership Structure."

        Martin L. Budd, 73, has been a director of ours since May 2007, and is the Chair of our Compensation Committee and a member of our Audit and Nominating Committees. He retired as a partner of the law firm of Day, Berry and Howard LLP (now Day Pitney LLP) effective December 31, 2006. Mr. Budd chaired that firm's Business Law Department and its Business Section and had particular expertise in federal securities laws, merger and acquisition transactions and strategic joint ventures. Mr. Budd is chairman of the Connecticut Appleseed Center for Law and Justice and has served on the Legal Advisory Board of the National Association of Securities Dealers. He is a member of the National Executive Committee of the Anti-Defamation League and is the former chairman, and currently serves as a member of, the Board of Trustees of the Hartford Seminary. He is also chairman of the audit committee of the University Club of New York. Mr. Budd earned his legal degree from the Harvard Law School.

        Mr. Budd was selected to serve as a director on our Board because of his extensive background providing legal, regulatory and corporate governance advice to public companies.

        Michael T. Flynn, 65, has been a director of ours since June 2010 and is a member of our Audit and Compensation Committees. He is currently a director of Airspan Networks, Inc., a provider of wireless broadband equipment and CALIX, Inc., a manufacturer of broadband equipment. Mr. Flynn has forty years of experience in the telecommunications wireline and wireless businesses, and spent ten years as an officer at Alltel Corporation prior to his retirement in 2004. He also previously served as an officer of Southwestern Bell Telephone Co. and its parent SBC Communications from 1987–1994. Mr. Flynn has previously served on the board of directors of WebEx Communications, Inc., a provider of internet collaboration services, Equity Media Holding Corporation, an owner and operator of television stations throughout the United States, iLinc Communications, Inc., a provider of SaS web collaboration and GENBAND, a worldwide leader of next generation network systems. Mr. Flynn received a Bachelor of Science degree in Industrial Engineering from Texas A&M University and attended the Dartmouth Institute and the Harvard Graduate School of Business' Advanced Management Program.

        Mr. Flynn was selected to serve as a director on our Board due to his lengthy and broad operating experience in the telecommunications industry.

        Liane J. Pelletier, 56, has been a director of ours since June 2012, and is the Chair of our Nominating Committee. Ms. Pelletier has over twenty-five years of experience in the telecommunications industry. From October 2003 through April 2011, she served as the Chief Executive Officer and Chairman of Alaska Communications Systems and prior to that time, served as the former Senior Vice President of Corporate Strategy and Business Development for Sprint Corporation. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College. Ms. Pelletier currently serves on the Boards of Directors of Icicle Seafoods, Inc., Washington Federal and Expeditors International, as a Trustee of the Alaska Chapter of The Nature Conservancy and as a Director of the National Association of Corporate Directors ("NACD"), Northwest Chapter. Ms. Pelletier is an NACD Board Leadership Fellow and has demonstrated her commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors and supplements her skill sets through ongoing engagement with the director community and access to leading practices.

        Ms. Pelletier was selected to serve as a director on our Board due to her expertise in the telecommunications industry and her experience in guiding and advising on business strategy.

        Michael T. Prior, 49, has been our President and Chief Executive Officer since December 2005 and an officer of the Company since June 2003. He was elected to the Board in May 2008. Previous to joining the company, Mr. Prior was a partner with Q Advisors LLC, a Denver-based investment banking and financial advisory firm focused on the technology and telecommunications sectors. Mr. Prior began his career as a corporate attorney with Cleary Gottlieb Steen & Hamilton LP in London and New York. He received a B.A. degree from Vassar College and a J.D. degree, summa cum laude, from Brooklyn Law School. Mr. Prior currently serves on the Board of Directors of the Competitive Carriers Association. Michael is also an active member of the Board of Trustees of Essex County Community Foundation, an area non-profit organization which serves to promote philanthropy and support charitable activities in the community. He is the son of Cornelius B. Prior, Jr., Chairman of our Board. In 2008, Mr. M. Prior was named Entrepreneur of the Year for the New England Region by Ernst & Young LLP and One of America's Best CEOs by DeMarche Associates, Inc.

        Mr. M. Prior was selected to serve as a director on our Board due to his position as Chief Executive Officer of the Company and his broad experience in many sectors of the telecommunications industry.

        Charles J. Roesslein, 65, has been a director of ours since April 2002 and is the Chair of our Audit Committee and a member of our Compensation and Nominating Committees. He currently is the Chief Executive Officer of Austin Tele-Services Partners, LP, a telecommunications provider, and has been a director of National Instruments Corporation since July 2000. He is a retired officer of SBC Communications. Mr. Roesslein previously served as Chairman of the Board of Directors, President and Chief Executive Officer of Prodigy Communications Corporation from June of 2000 until December of 2000. He served as President and Chief Executive Officer of SBC-CATV from October 1999 until May 2000, and as President and Chief Executive Officer of SBC Technology Resources from August 1997 to October 1999.

        Mr. Roesslein was selected to serve as a director on our Board due to his financial expertise, and previous and current positions held with other telecommunications companies. Mr. Roesslein is qualified as an "audit committee financial expert" under SEC guidelines.

 PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Our Board is providing stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers for the fiscal year ended December 31, 2013. This proposal, also commonly referred to as a "Say on Pay" vote, provides our stockholders the opportunity to advise our Board on their approval or non-approval of our executive compensation policies and programs and the compensation actually paid to our named executive officers.

        Please review the Compensation Discussion and Analysis beginning on page 18 and the accompanying tabular and other disclosures on executive compensation beginning on page 23, and cast a vote either to endorse or not endorse our executive compensation program. A vote "For" this proposal is an advisory vote approving the compensation of our named executive officers, including our compensation practices and principles and their implementation, as discussed and disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.

        Our Compensation Committee and Board believe our executive compensation programs use appropriate structures and policies that are effective in achieving our Company goals and objectives. Accordingly, the Board recommends that you vote in favor of the following resolution:

  "RESOLVED, that the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections contained in this Proxy Statement is hereby approved."

        The Say on Pay vote is advisory in nature, and therefore, is not binding on our Compensation Committee or Board. Although the vote is non-binding, our Compensation Committee will review the voting results, seek to determine the cause or causes of any significant negative voting, and take them into consideration when making future decisions regarding executive compensation programs.

Vote Required

        The approval, on an advisory and non-binding basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote thereon.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") as our independent auditor to perform the audit of our financial statements and of our internal control over financial reporting for the fiscal year ending December 31, 2014. In making its selection, the Audit Committee conducted a review of PwC's performance, including consideration of the following:

  •
  PwC's performance on the audit, including the quality of the engagement team and the firm's experience, client service, responsiveness and technical expertise;

  •
  The record of the firm against comparable accounting firms in various matters such as regulatory, litigation and accounting matters;

  •
  The firm's financial strength and performance; and

  •
  The appropriateness of fees charged by the firm.

        PwC was our independent auditor for the year ended December 31, 2013.

        The Board of Directors recommends that stockholders ratify the selection of PwC as our independent auditor. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Vote Required

        The ratification of the appointment of PwC as our independent auditor for 2014 requires the affirmative vote of a majority of the shares present, or represented by proxy, at the Annual Meeting and entitled to vote thereon.

Recommendation of our Board of Directors

        OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITOR.

CORPORATE GOVERNANCE

General

        The role of the Board of Directors is to ensure that we are managed for the long-term benefit of our stockholders. The Board periodically reviews and advises management with respect to our annual operating plans and strategic initiatives. The Board has adopted corporate governance principles to assure full and complete compliance with all applicable corporate governance standards.

        During the past year, we have reviewed our corporate governance practices in comparison to the practices of other public companies and to ensure they comport with guidance and interpretations provided by the SEC and the Nasdaq Stock Market.

        We have adopted a written Code of Ethics that applies to all of our employees and agents, including, but not limited to, our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Ethics, Nominating Committee Charter, Compensation Committee Charter and Audit Committee Charter are available on our website at ir.atni.com and may be obtained free of charge upon request by writing to us at Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915.

Board Leadership Structure

        Our Board of Directors is committed to maintaining responsible and effective corporate governance and is focused on the interests of our stockholders. The Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes it is in our best interests to make this determination based on an assessment of the current condition of our Company and composition of the Board. It has determined that its leadership structure, including Mr. Cornelius B. Prior, Jr. serving as Chairman, our Chief Executive Officer serving as a director, and the composition of independent directors for each of the Audit, Compensation and Nominating Committees of the Board, best serves the Company and its stockholders at this time. Our Board brings strong leadership and industry expertise to inform the management and direction of the Company on behalf of our stockholders. Mr. C.B. Prior, Jr., who has served as our Chairman since 1997, was also our Chief Executive Officer until December 2005. He, together with related entities, affiliates and family members, controls approximately 40% of our outstanding common stock, possesses extensive investment and financial management experience and has a long history and familiarity with the Company and many of its Caribbean operating markets. Management and the Board of Directors work together to try to focus the Board on major questions of governance, succession and setting the Company's overall operating and investment strategy.

Director Nomination Process

        Our Nominating Committee considers director nominees, whether proposed by a stockholder or identified through the Company's processes, in accordance with its charter and our Nominating Guidelines and Procedures. The Nominating Committee does not rely on a fixed set of qualifications for director nominees but applies general criteria intended to ensure that the Board includes members with significant breadth of experience, knowledge and abilities as well as financial and industry expertise to assist the Board in performing its duties. Minimum qualifications for director nominees include: a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen, experience and judgment related to the objectives of the Company; and the commitment to understand the Company and its industry and actively participate in Board deliberations. While our Board does not have a formal diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, our Nominating Committee also considers nominees based on their differences of viewpoint, professional experience, education, skill and other characteristics that are relevant to the current needs of the

Company, including those that promote diversity. Our Nominating Committee then recommends director nominees to the Board for its consideration and nomination at the next annual meeting of stockholders.

        In selecting director nominees pursuant to the Nominating Guidelines and Procedures, our Nominating Committee considers candidates submitted by stockholders and evaluates such candidates in the same manner and using the same criteria as all other director nominee candidates. To submit a director nominee candidate, stockholders should submit the following information: (a) the candidate's name, age and address, (b) a brief statement of the reasons the candidate would be an effective director, (c) the candidate's principal occupation or employment for the past five years and information about any positions on the board of directors of other companies, (d) any business or other significant relationship the candidate has had with us and (e) the name and address of the stockholder making the submission. Our Nominating Committee may also seek additional information regarding the director nominee candidate and the stockholder making the submission. All submissions of director nominee candidates made by stockholders should be sent to Atlantic Tele-Network, Inc., Attn: Nominating Committee, 600 Cummings Center, Beverly, MA 01915 and must comply with applicable timing requirements.

Determination of Independence

        Nasdaq rules require that a majority of our directors be "independent" and that we maintain a minimum three-person audit committee and a two-person compensation committee whose members satisfy heightened independence requirements. A director qualifies as "independent" if our Board upon the recommendation of our Nominating Committee, affirmatively determines that the director does not have a relationship with us, an affiliate of ours, or otherwise which, in the opinion of the Board, would interfere with the exercise of independent judgment in discharging his or her duties as a director. Nasdaq rules preclude an affirmative determination by the Board that a director is independent if:

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  a director who is, or was at any time during the past three years, employed by us or by any subsidiary of ours;

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  a director who accepted or has a family member who accepted any compensation from us or any subsidiary of ours in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than: (i) compensation for board or board committee service, (ii) compensation paid to a family member who is an employee (other than the executive officer) of the company, or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

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  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us or a subsidiary of ours as an executive officer;

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  a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5 percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than: (i) payments arising solely from investments in our securities or (ii) payments under non-discretionary charitable contribution matching programs;

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  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers have served on the compensation committee of such other entity; or

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  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

        Based on the Nasdaq rules, our Nominating Committee and the Board has determined that Messrs. Budd, Flynn and Roesslein and Ms. Pelletier are independent for purposes of SEC rules and Nasdaq listing compliance. This determination included reviewing the following relationships and transactions with Mr. Budd, which our Nominating Committee and the Board concluded did not affect his independence:

  Mr. Budd.    Mr. Budd is a former partner of the law firm of Day, Berry and Howard, LLP, which is now known as Day Pitney LLP ("Day Pitney"), and had served as our general outside counsel for a number of years until his retirement on December 31, 2006. From time to time, our Chairman has engaged, in an individual capacity, Day Pitney for legal services.

Nominating Committee Report

        The Nominating Committee has reviewed and discussed the Director Nomination Process and Director Independence disclosure and, based on such review and discussions, we recommended to the Board that (i) these disclosures be included in this Proxy Statement and (ii) that each of the persons listed in Proposal 1, "Election of Directors," be nominated by the Board for election as a director of the Company.

By the Nominating Committee

Liane J. Pelletier, Chair
Martin L. Budd
Charles J. Roesslein

Risk Management and Risk Assessment

        In accordance with Nasdaq requirements, our Audit Committee has the primary responsibility for the oversight of risk management and risk assessment, including the Company's major financial risk exposures and the steps management has undertaken to control such risks. Our Board of Directors remains actively involved in such oversight of risk management and assessment and receives periodic presentations from our executive officers and certain of their direct reports, as the Board of Directors may deem appropriate. This includes discussions of the Company's balance sheet and capital structure in light of potential capital needs and projections of operating cash flows and the risks to such cash flows. While the Board of Directors maintains such oversight responsibility, management is responsible for the day-to-day risk management processes and makes detailed recommendations on sources and uses of capital. The Board of Directors believes this division of responsibility is the most effective approach for addressing the risks facing the Company. As a general matter, management and the Board of Directors seek to mitigate major risks to the Company's financial condition by striving to maintain a level of debt to annual operating cash flows that allows the Company to survive short-term unforeseen reductions in cash flow or unanticipated large capital spending needs. To date, the Board of Directors believes that the Company has maintained a more conservative level of debt (relative to cash flows) than most of its peers in the telecommunications industry.

        For the year ended December 31, 2013, our management, in consultation with the Board, reviewed the Company's compensation policies and practices for employees generally as they relate to risk management. As part of this process, management reviewed the Company's cash and equity incentive compensation plans and practices applicable to all employees to determine whether such programs create incentives that might motivate inappropriate or excessive risk-taking. In the course of such review, the following mitigating features of the Company's incentive compensation programs were considered: (1) the Company's focus on multiple year vesting periods for all equity compensation, including the restricted stock awards made for 2013 achievements; (2) management's practice of conservative awards of annual cash bonus payments; (3) the relatively low level of stock option participation among senior management; and (4) the use of restricted stock awards to encourage management to balance "upside" and "downside" risk. As a result of this process, there were no recommended changes to the Company's incentive compensation programs.

Communications from Stockholders and Other Interested Parties

        To communicate with our Audit Committee regarding issues or complaints about questionable accounting, internal accounting controls or auditing matters, contact the Audit Committee by writing to Audit Committee, Atlantic Tele-Network, Inc., 600 Cummings Center, Beverly, MA 01915.

        To send communications to the Board or to individual directors, stockholders should write to Board of Directors, Atlantic Tele-Network, Inc., 600 Cummings Center, Beverly, MA 01915. All communications received will be directly sent to the Board or to individual members of our Board, as addressed.

Board of Directors' Meetings and Committees

        During 2013, our Board met five times either by conference call or in person. In 2013, no director attended fewer than 75% of the meetings of the Board or the meetings of the committee(s) on which he or she served. Although we do not have a policy requiring our directors to attend the Annual Meeting, all of our then-current directors attended last year's annual meeting of stockholders.

        Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The current membership of each committee is as follows:

Audit Committee	Compensation Committee	Nominating Committee
Charles J. Roesslein, Chair	Martin L. Budd, Chair	Liane J. Pelletier, Chair
Martin L. Budd	Charles J. Roesslein	Martin L. Budd
Michael T. Flynn	Michael T. Flynn	Charles J. Roesslein

        All members of these committees are independent as defined in the listing standards of Nasdaq. Copies of the charters of each of the Audit Committee, the Compensation Committee and the Nominating Committee, as adopted and amended by our Board, are available in the "Corporate Governance" section of our website at ir.atni.com.

Audit Committee

        During 2013, the Audit Committee met nine times either by conference call or in person, including several meetings without members of management or the Company's independent auditors. The functions of the Audit Committee include:

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  Appointing, compensating, evaluating and overseeing our independent auditor;

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  Reviewing with our independent auditor the plan and scope of the audit, its status during the year and any recommendations the independent auditor may have for improving or changing the audit and control environment;

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  Pre-approving the services provided by our independent auditor;

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  Overseeing the Company's internal audit department and its review and testing of the Company's internal control policies, systems and procedures;

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  Discussing with management and our independent accountant the adequacy of internal accounting and financial controls and, if deemed necessary or appropriate, discussing with each of them, independently of the other, any recommendations on matters that any of them considers to be of importance;

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  Reviewing our accounting principles, policies and practices and financial reporting policies and practices;

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  Reviewing our Code of Ethics, the Audit Committee Charter, the Internal Audit Department Charter any other relevant Company policies and the oversight of other compliance matters;

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  Reviewing and evaluating the effectiveness of the Company's risk assessment and risk management policies and processes;

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  Reviewing and, if appropriate, approving related party transactions entered into by the Company;

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  Reviewing, prior to publication or filing, our annual audited financial statements, quarterly earnings releases and the disclosures that are to be included in our reports on Form 10-Q and Form 10-K, as well as such other information as the Committee deems desirable; and

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  Undertaking other duties as assigned by our Board.

        Our Board has determined that each current member of the Audit Committee meets the financial literacy requirements of Nasdaq. It has also determined that Mr. Roesslein, who is currently the Chair of the Audit Committee and a director nominee for re-election, qualifies as an "audit committee financial expert" under the rules of the SEC and meets the financial sophistication requirements of Nasdaq. In addition, our Nominating Committee has determined that each of the current members of our Audit Committee meet the Nasdaq and SEC standards for audit committee member independence.

Compensation Committee

        The Compensation Committee met five times during 2013, and the Chairman of the Compensation Committee consulted and met several times with the Chief Executive Officer. The Compensation Committee also met once during 2014 to discuss 2013 compensation and bonus awards. The functions of the Compensation Committee include:

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  Reviewing and determining the compensation of our Chief Executive Officer and our other executive officers;

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  Reviewing with the Chief Executive Officer the compensation of the managers of the Company's key operating units;

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  Reviewing and discussing our Compensation Discussion and Analysis in our Proxy Statement with management;

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  Developing, administering and taking all action required or permitted to be taken by the Board under our stock-based incentive plan;

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  Reviewing and recommending to the Board the compensation of our directors;

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  Reviewing and making recommendations to the Board regarding the level, coverage, and competitiveness (based on industry data) of our compensation (including salary and bonus), incentives (both current and long-term), benefits (including profit sharing, group health coverage, disability coverage and life insurance benefits, and use of our stock in option, bonus, or appreciation arrangements), and other perquisites;

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  Retaining compensation consultants or other advisors as the Compensation Committee may deem appropriate to carry out its responsibilities;

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  Reviewing the Compensation Committee Charter; and

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  Undertaking such other functions as are assigned to the Compensation Committee by the Board.

        The Compensation Committee meets several times each year to carry out these responsibilities. Early in the year, the Compensation Committee begins its analysis by reviewing the compensation trends and practices of the Company's identified peer group as well as any other entities that the Compensation Committee may deem relevant against the current compensation of the Company's Chief Executive Officer and the Company's other executive officers. Following this review, the Chief Executive Officer typically meets with the Chairman of the Compensation Committee in order to discuss the draft compensation recommendations, performance analysis and future objectives of each of the executive officers of the Company and provides the Chairman with a memorandum detailing the Company's performance and individual executive officer performance for the year. Upon the request of the Compensation Committee, the Chief Executive Officer may engage in a detailed discussion of the performance of an executive officer or a manager of the Company's key operating units. The Compensation Committee has been authorized by the Board of Directors to delegate to the Chief Executive Officer the power to make limited awards under the Company's 2008 Equity Incentive Plan (the "2008 Plan") to certain key employees of the Company. Our Nominating Committee has determined that each of the current members of our Compensation Committee meets the independence requirements under Nasdaq and SEC standards for director independence.

        The Compensation Committee determines the compensation of the Chief Executive Officer in an executive session, following its review of the CEO's performance against his goals for the year, the growth and performance of the Company, his leadership skills for the previous year, his self-analysis for the prior year's performance, and any other relevant factors.

        Our Board has determined that each of the current members of the Compensation Committee meet the Nasdaq and SEC standards for committee member independence.

        For further information about the Compensation Committee's practices, please see "Compensation Discussion and Analysis," under "Executive Officer Compensation," below.

Compensation Committee Interlocks and Insider Participation

        During or prior to the fiscal year ended December 31, 2013, no member of our Compensation Committee was an officer or employee of ours or our subsidiaries or, to our knowledge, had relationships requiring disclosure under the SEC rules. In making these statements, we have relied in part upon representations of those directors.

Nominating Committee

        The Nominating Committee of our Board met four times in 2013 to conduct a self-assessed review of the Company's Board and discuss nominations for elections of directors for our 2014 Annual Meeting of Stockholders. The functions of the Nominating Committee include:

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  recommending to the Board the persons to be considered for nomination for election as directors at any meeting of stockholders and the persons (if any) to be elected by the Board to fill any vacancies on the Board;

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  determining the independence of any director or director nominee to our Board;

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  recommending to the Board the directors to be appointed to each committee of the Board;

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  reviewing and making recommendations to the Board regarding any stockholder proposals submitted to the Company pertaining to Board governance and directors; and

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  undertaking such other functions as are assigned to the Nominating Committee by the Board.

        Our Board has determined that each of the current members of our Nominating Committee meet the Nasdaq and SEC standards for committee member independence.

INDEPENDENT AUDITOR

        PwC has audited our accounts since 2002. Our Audit Committee has appointed PwC to be our independent auditor for 2014 and we are asking stockholders to ratify this appointment in Proposal 3. The services provided by PwC in 2014 are expected to include, in addition to performing the consolidated audit, audits of certain subsidiaries; review of quarterly reports; issuance of letters to underwriters in connection with registration statements, if any, we may file with the SEC and consultation on accounting, financial reporting, tax and related matters. A representative of PwC is expected to be at the meeting and will have an opportunity to make a statement and respond to questions.

Independent Auditor Fees and Services

        The following table presents the aggregate fees for professional services rendered to us by PwC for the years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees(1)	$2,268,889	$2,298,841
Audit-Related Fees	—	—
Tax Fees(2)	$2,800	$2,600
All Other Fees	—	—

Total Fees	$2,271,689	$2,301,441

(1)
Represents fees for professional services rendered for the audits of our consolidated financial statements, audits of certain subsidiaries and assistance with various documents filed with the SEC.

(2)
Represents fees for tax compliance of certain of the Company's subsidiaries.

Audit Committee Pre-Approval Policy and Procedures

        In accordance with its written charter, our Audit Committee pre-approves all audit and non-audit services, including the scope of contemplated services and the related fees that are to be performed by PwC, our independent auditor. The Audit Committee's pre-approval of non-audit services involves consideration of the impact of providing such services on PwC's independence. The Audit Committee is also responsible for ensuring that any approved non-audit services are disclosed to stockholders in our reports filed with the SEC. The Audit Committee approved all of the fees in the table above in accordance with its policies and procedures.

Audit Committee Report

        As members of the Audit Committee of the Board of Directors of Atlantic Tele-Network, Inc., we have reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2013.

        The Audit Committee discussed with the independent registered public accountants the matters required to be discussed by Statement of Auditing Standards No. 16.

        The Audit Committee received from PwC the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, discussed PwC's independence with PwC and satisfied itself as to PwC's independence.

        We have also considered whether the provision of services by PwC not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, is compatible with maintaining the independence of PwC.

        Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

By the Audit Committee

Charles J. Roesslein, Chair
Martin L. Budd
Michael T. Flynn

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

        Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this Compensation Discussion and Analysis, "executive officers" and "executives" means the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended December 31, 2013, as well as the other individuals included in the Summary Compensation Table on page 23 below.

Compensation Philosophy

        The primary objective of our executive compensation program is to attract, retain and reward executive officers who contribute to our long-term success and to maintain a reasonably competitive compensation structure as compared with similarly situated companies. We seek to align compensation with the achievement of business objectives and individual and Company performance. The annual cash bonus opportunity together with equity compensation that we provide our executive officers are our main incentive compensation tools to accomplish this alignment, as described below.

        A core principle of our compensation philosophy is that a successful compensation program requires the application of judgment and subjective determinations of individual performance. While we do assign an indicative weight to individual and general Company performance in determining an executive officer's compensation, we do not apply a strictly formulaic or mathematical approach to our compensation program. Our Compensation Committee retains discretion to apply its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program and the overall performance and condition of our company at the time final compensation decisions are made. We believe that our relatively lean management structure, the level of communications between our Board of Directors and our senior management team and our corporate culture make this approach an effective method of determining compensation.

        We do not have any employment, severance or change of control agreements with any of our executive officers. To date, we have not relied on executive compensation consultants. Our Compensation Committee does consider the compensation of executive officers at other companies in order to assess the compensation that we offer our executive officers, as discussed below.

External Market Practices and Our Positioning

        Generally, we seek to offer executive compensation that is reasonably competitive with companies of a similar size, particularly publicly traded telecommunications companies. Defining a relevant "peer group" for us has been historically difficult because we have the complexity and geographic diversity (and attendant travel demands) of large multi-national companies but have similar total revenues and market capitalization to companies that tend to be focused on a very limited geographic area and provide limited services. Nonetheless, we believe that comparisons to certain other companies can provide us with a useful basic check, mainly for the compensation of our Chief Executive Officer, Chief Financial Officer and directors.

        With respect to the Chief Executive Officer, our Compensation Committee believes his compensation is at a level significantly below market (for example, in 2012, his total compensation was approximately 40% below the average total compensation of CEOs of our peer companies), particularly given the complexity and geographic and sector breadth of our operations and the performance of the Company under his leadership. Our Compensation Committee has discussed this finding with the Chief Executive Officer and he has expressed a desire to avoid any significant increase in his cash compensation to bring it closer to market levels, although he has welcomed the increase in his equity awards in recent years.

        For 2013, our Compensation Committee referred to the executive compensation paid at the following group of companies: Alaska Communications Systems Group, Inc., Cincinnati Bell, Inc., Leap Wireless International Inc., NTELOS Holding Corp. and US Cellular Corporation. Our Compensation Committee believed that these companies provided us with helpful indicators of competitive executive compensation levels and pay mix because, as a group, they had the following characteristics that are similar to ours: (1) they are telecommunications and technology companies; (2) several of them have both wireless and wireline operations; and (3) several of them are of similar size to the Company. However, our Compensation Committee regards comparisons of us to these companies as reference points only—as such, we did not seek to establish any benchmark in reference to these companies or to require changes in our executive compensation to match changes in those companies' compensation.

Role of Chief Executive Officer in Compensation Decisions

        At the end of the year, our Chief Executive Officer evaluates the performance of our other executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. Our Board has delegated to our Compensation Committee full discretion in its determination of the compensation to be paid to our Chief Executive Officer and our other executive officers, including discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer. The Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year.

Elements of Compensation

  Overview

        Our executive compensation program is focused on three separate elements:

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  base salary;

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  annual cash bonuses; and

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  equity awards.

        Other than as described below, our Compensation Committee does not have any specific policies or targets for the allocation or "pay mix" of these compensation elements.

  Base Salary

        We seek to set the base salary of each executive at a level that is competitive, taking into account the overall compensation history of the particular executive and our other executives and the base salaries paid by similarly situated companies. In addition to merit-based changes when warranted, our Compensation Committee generally recommends that base salaries increase annually at a rate that is slightly above or below cost-of-living adjustments, as represented by indicators like the Consumer Price Index. In addition to merit-based changes, larger increases (or decreases) may be made based on a change in the responsibilities of the executive. Factors such as the expansion or contraction of the Company and the financial condition and prospects of the Company may also influence the amount of annual salary adjustments. From time to time, comparative market factors also may cause the Compensation Committee to make or recommend increases above or below the normal cost-of-living adjustment.

        Below is a chart showing the base salary rates for 2013 for our named executive officers, in comparison to those in effect in 2012. The base salary increases for 2013, as well as those for 2014, were all roughly in the range of cost-of-living increases (generally between 2% and 2.5% with the exception of Mr. Slap as set forth below), with the individual increases falling above or below that range based on previous increases, the history of the executive's compensation with the Company, any expansion or diminution of the executive's responsibilities and the Board's general sense of whether the executive's compensation is at or below the executive's value to the Company.

Named Executive Officer	2013	2012	Annualized Percent Increase from 2012
Michael T. Prior	$565,000	$550,000	2.7%
Justin D. Benincasa	$333,000	$325,000	2.5%
William F. Kreisher	$242,000	$236,000	2.5%
Leonard Q. Slap	$245,000	$235,000	4.3%
Karl D. Noone	$223,000	$218,000	2.3%

  Annual Cash and Equity Bonuses

Annual Cash Bonus

        We believe that a significant bonus opportunity, as measured as a percentage of the executive's base salary, motivates executive performance because it makes a significant amount of the executive's overall compensation contingent upon individual and company performance. Further, such approach enables the Company to avoid a higher fixed cost of annual base salaries and gives us the ability to control a major piece of compensation expense if the Company ever experiences a major business reversal.

        For 2013, the annual bonus opportunity for our named executive officers was as follows:

Named Executive Officer	2013 Annual Bonus Opportunity Expressed as % of Base Salary
Michael T. Prior	100%
Justin D. Benincasa	75%
William F. Kreisher	50%
Leonard Q. Slap	40%
Karl D. Noone	30%

        At the end of the year, the Compensation Committee makes an overall assessment of the quality of each executive officer's performance during the year. For executive officers other than the Chief Executive Officer, this assessment is based largely on discussions between the Compensation Committee and the Chief Executive Officer. As noted above, the Compensation Committee interacts directly with the Chief Executive Officer to evaluate his performance, in addition to conducting its own independent assessment of his performance and the performance of the Company during the year. For 2013, the target amounts of the bonuses were generally unchanged from 2012 levels, based upon the Compensation Committee's assessment that such targets were reasonable and appropriate.

        Although broad performance objectives are identified at the beginning of each year as means to align individual behavior with Company objectives, it is communicated to each executive that the Compensation Committee always has the full discretion to determine the extent to which bonuses will be paid or not, regardless of the achievement of any such objectives. For executive officers other than our Chief Executive Officer, the actual amount of annual cash bonus awarded for 2013 was based on a highly subjective review of a number of factors that are each assigned a recommended weight for each executive, which varies based on the roles and duties of each individual. In general, the Compensation Committee believes that the extent to which annual bonuses are paid to the most senior members of our management team, such as our Chief Executive Officer and Chief Financial Officer, should be significantly tied to overall Company performance such as significant strategic developments (as assessed by the Compensation Committee) and financial performance.

        Our corporate performance has historically been reviewed by reference to year over year consolidated Company performance and our Compensation Committee will take note of additional significant overall Company achievements or weaknesses which may or may not have impacted or been reflected in the Company's financial or operational results. For 2013, other than for the Chief Executive Officer, the weight assigned to each performance factor generally ranged from approximately 35-50% for Company operational and financial performance, 35-50% for individual achievements, including accomplishment of individual goals set for the 2013 fiscal year, and 15% for general individual performance, including overall quality of the individual's work performance throughout the year. While these weight ranges are presented to the Compensation Committee by our Chief Executive Officer as a guide in connection with his assessment of our executives' performance during the year, actual bonus awards are subject to the Compensation Committee's discretion to increase or decrease such amount or weight range for each performance metric based on the Compensation Committee's review of such individual's performance and relevant job responsibilities. This year, the Compensation Committee also used an indicative weighting factor of 65% for Company operational and financial performance, 20% for achievements of specific objectives or other accomplishments and 15% for general individual performance as a general guide for reviewing the performance of our Chief Executive Officer, however, it did not strictly apply these percentages when determining his final compensation package.

        Historically, the Company has paid bonuses at levels below the maximum opportunity with the Compensation Committee treating the bonus opportunity percentage as more of a ceiling. However, given the Company's strong financial performance in 2012, bonuses for the 2012 fiscal year were at or just below the target opportunity. For the 2013 fiscal year, the Compensation Committee took into account the outstanding value the Company realized upon the consummation of our sale of our U.S. retail wireless operations (the "Alltel Sale") and determined that bonuses in excess of the target opportunity level were appropriate on a one-time basis for the named executive officers significantly involved in the transaction.

        For 2013, we paid the annual bonuses to our named executive officers described under the column entitled "Bonus" in the Summary Compensation Table for the reasons described below:

        Our Chief Executive Officer was paid an annual bonus of $930,000, representing approximately 165% of his 2013 annual bonus opportunity, which included an extraordinary bonus award of $400,000 in cash and the award of unrestricted stock as described on page 21 in recognition of his contributions to the Alltel Sale. In addition to its own favorable assessment of the Chief Executive Officer's performance, the Compensation Committee took particular note of his strategic leadership on the timing and execution of the Company's exit from the U.S. retail wireless sector and the Company's strong financial performance for the year.

        Our Chief Financial Officer was paid an annual bonus of $505,000, or approximately 200% of his 2013 annual bonus opportunity, which included an extraordinary bonus award of $280,000 in cash and the award of unrestricted stock as described on page 21 in recognition of his contributions to the Alltel Sale. As with the Chief Executive Officer, the Compensation Committee took note of the Company's strong financial performance for the year. The Committee also viewed his individual performance very favorably, particularly his work during and after the Alltel Sale on the separation of our U.S. wireless retail assets and transitioning personnel and operations accordingly.

        In reviewing with the Chief Executive Officer the recommendations for annual bonuses to be paid to the other executives, the Compensation Committee considered each officer's contribution to achieving the Company's financial performance and continued growth, using the weight ranges described above as a general guide. With respect to Messrs. Kreisher, Slap and Noone, the Company's strong financial performance, including the increase in the operating income from our continued operations by 14% in 2013 to $64.4 million, and an increase in our cash position to over $400 million at year end, was a positive factor in determining their compensation. As it does every year, the Compensation Committee also considered issues of internal equity that would arise from the payment of these bonuses. Based on the foregoing, the Compensation Committee determined to pay the following annual bonuses to the other named executive officers: William F. Kreisher, $915,000 or 750% of his 2013 annual bonus opportunity (which included an extraordinary bonus award of $800,000 in cash in recognition of his consideration of strategic alternatives for the Company's U.S. retail wireless business and the ultimate consummation of the Alltel Sale); Leonard Q. Slap, $490,000 or 500% of his 2013 annual bonus opportunity (which included an extraordinary bonus award of $400,000 in cash in recognition of his extensive work with respect to the negotiation of the Alltel Sale) and Karl D. Noone, $50,000 or 75% of his 2013 annual bonus opportunity (in recognition of his work and oversight surrounding the Company's tax and discontinued operations reporting requirements in 2013). Each of Messrs. Prior, Benincasa, Kreisher and Slap also received the award of unrestricted stock as described below in recognition of their contributions to the Alltel Sale.

Annual Equity Award

        Under our 2008 Plan, we may grant stock options, restricted stock and other equity awards to our directors, consultants and employees, including our executive officers. Awards made under the 2008 Plan may be granted subject to conditions and restrictions, including voting requirements, achievement of performance goals and forfeiture and recapture of shares upon certain events. Our Compensation Committee, composed entirely of independent directors, grants awards to our employees under our 2008 Plan. Our Chief Executive Officer also has authority to make limited grants under the 2008 Plan to certain key employees of the Company.

        In addition to annual equity awards to our officers, we have awarded significant equity compensation in connection with the hiring or promotions of executive officers. For new hires, the awards typically are made at the next regularly scheduled Compensation Committee meeting following the hire or promotion. In general, we have awarded restricted stock and stock options with time-based vesting schedules of four years, and, in the case of stock options, have a term of ten years. For 2012 and 2013 compensation, the Compensation Committee granted all equity awards in the form of restricted or unrestricted stock and did not issue option awards. The Compensation Committee believes that given the Company's disciplined, long-term approach to its investing and operating strategy and its practice of providing a current return to stockholders in the form of dividends, restricted stock is a better tool for aligning, incentivizing, retaining and rewarding our executive officers at this time.

        The Compensation Committee granted the following equity compensation to the Company's named executive officers on September 23, 2013 in recognition of the Company's consummation of the Alltel Sale and on March 20, 2014 for each executive's general 2013 achievements:

	Stock Awards (unrestricted shares)	Stock Awards (restricted shares)
Michael T. Prior	1,976	22,000
Justin D. Benincasa	1,383	9,500
William F. Kreisher	3,951	6,000
Leonard Q. Slap	1,976	5,000
Karl D. Noone	—	3,000

Total	9,286	45,500

        In approving the annual cash bonus and equity incentive awards, the Compensation Committee assesses the risks associated with the adoption of these awards, including the performance measures and goals for the awards, and for 2013 concluded that the stock grant awards described above would not be likely to encourage excessive risk taking, as the restricted stock awards vest ratably over a period of four years and the stock awards were made for extraordinary achievements. In making the September 2013 grants, the Compensation Committee took into account the exceptional value realized by the Company upon consummation of the Alltel Sale along with the time and effort invested by each executive in identifying and executing the transaction and determined that granting unrestricted shares of Company stock, as opposed to restricted stock, served as appropriate compensation for the achievement while still allowing for alignment of the executive's continued performance in 2013 with the future growth of the Company.

        While the Compensation Committee believes it is an important policy of the Board to seek to keep the aggregate shares underlying outstanding stock options and unvested restricted stock at a reasonable level in relation to our outstanding equity (calculated on a fully diluted basis), we believe that equity compensation will remain a critical recruitment, retention and incentive tool.

  Retirement, Benefits and Other Arrangements

        In 2008, we adopted a deferred compensation plan for our then existing executives. This plan is intended to provide retirement income to our executive officers. It was adopted to offset a reduction in our annual contributions to these executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Under this plan, we make quarterly credits equal to 8% of the executive's then current base salary to an account on behalf of the executive. In addition to these quarterly credits, we may make additional credits in our sole discretion. See the description of the deferred compensation plan under the caption Non-Qualified Deferred Compensation Plan Transactions in 2013 for more information. Executives hired after 2008 do not participate in this plan. Except for this plan, our executive officers currently do not receive any benefits, including retirement, medical and dental, life and disability insurance, which are not also available to all of our employees.

        We have no change of control agreements with, or severance plans with respect to, any of our executive officers.

  "Say on Pay" Advisory Approval of Executive Compensation

        As required by Section 14A of the Securities Exchange Act, in 2011 we conducted our first advisory vote of stockholders with respect to the compensation of our named executive officers. At the 2011 Annual Meeting, more than 90% of the shares present, or present by proxy, and entitled to vote at the 2011 Annual Meeting approved our named executive officer compensation. While the approval was advisory and non-binding in nature, the Board of Directors and Compensation Committee value the opinion of stockholders and consider this outcome as an indication that stockholders agree that our executive compensation programs use appropriate structures and policies that are effective in achieving our Company's goals and objectives. As a consequence, the Compensation Committee has not made significant changes in our executive compensation programs as a result of the advisory vote.

        At the 2011 Annual Meeting, stockholders also voted on a non-binding and advisory basis to hold an advisory vote on executive compensation every three years. Accordingly, we are asking stockholders to participate in another advisory vote on executive compensation at the Annual Meeting. For more information on this advisory vote, see "Proposal 2: Advisory Vote on Executive Compensation."

Compensation Committee Report

        Each member of the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee

Martin L. Budd, Chair
Charles J. Roesslein
Michael T. Flynn

2013 Summary Compensation Table

        The table below summarizes the total compensation paid to, or earned by, each of our named executive officers for each of the last three fiscal years ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(3) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Michael T. Prior	2013	565,000	930,000	1,561,680	—	141,565	3,198,245
Chief Executive Officer	2012	550,000	550,000	1,204,000	—	106,761	2,410,761
	2011	540,000	430,000	747,200	457,991	60,755	2,235,946
Justin D. Benincasa	2013	333,000	505,000	701,180	—	84,946	1,624,126
Chief Financial Officer	2012	325,000	244,000	577,920	—	65,921	1,212,841
	2011	272,000	165,000	373,600	152,664	38,678	1,001,942
William F. Kreisher	2013	242,000	915,000	598,640	—	63,156	1,818,796
Senior Vice President,	2012	236,000	118,000	674,240	—	43,270	1,071,510
Corporate Development	2011	230,000	100,000	74,720	228,995	29,811	663,526
Leonard Q. Slap(4)	2013	245,000	490,000	432,200	—	23,928	1,191,128
Senior Vice President and	2012	235,000	94,000	385,280	—	18,287	732,567
General Counsel	2011	228,000	85,000	224,160	76,332	11,104	624,596
Karl D. Noone(5)	2013	223,000	50,000	199,320	—	18,510	490,830
Senior Vice President and	2012	218,000	57,000	192,640	—	15,973	483,613
Corporate Controller	2011	212,000	55,000	186,800	61,065	11,514	526,379

(1)
The amounts in this column reflect the grant date fair value presented in accordance with FASB ASC Topic 718, of awards granted pursuant to our equity incentive plans. Stock awards are valued at the grant date fair value of our stock. Assumptions used in the calculation of the 2011 option awards are included in Note 9 to our Consolidated Financial Statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K as filed with the SEC on March 18, 2013.

(2)
The amounts in this column reflect matching contributions made by us to each of the named executive officers pursuant to the Atlantic Tele-Network, Inc. 401(k) Plan, contributions made by us to a non-qualified deferred compensation plan for Messrs. Prior, Benincasa and Kreisher, and dividends earned on unvested restricted stock awards.

(3)
Includes grants made on March 20, 2014 for 2013 achievements.

 Grants of Plan-Based Awards in 2013

        The table below sets forth additional information regarding stock and option awards granted to our named executive officers during the fiscal year ended December 31, 2013.

Name		Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Michael T. Prior	Stock Grant	9/23/13	1,976	—	—	100,000
Chief Executive Officer	Restricted Stock Grant	3/27/13	25,000	—	—	1,204,000
Justin D. Benincasa	Stock Grant	9/23/13	1,383	—	—	70,000
Chief Financial Officer	Restricted Stock Grant	3/27/13	12,000	—	—	577,920
William F. Kreisher	Stock Grant	9/23/13	3,951	—	—	200,000
Senior Vice President,	Restricted Stock Grant	3/27/13	14,000	—	—	674,240
Corporate Development
Leonard Q. Slap	Stock Grant	9/23/13	1,976	—	—	100,000
Senior Vice President and	Restricted Stock Grant	3/27/13	8,000	—	—	385,280
General Counsel
Karl D. Noone	Restricted Stock Grant	3/27/13	4,000	—	—	192,640
Senior Vice President and
Corporate Controller

(1)
The amounts in this column reflect the grant date fair value of awards determined as set forth in footnote 1 to our 2013 Summary Compensation Table set forth on page 23.

Outstanding Equity Awards at Fiscal Year-End 2013

        The table below sets forth additional information regarding the equity awards granted to our named executive officers that were outstanding as of December 31, 2013.

						Stock Awards
		Option Awards
						Restricted Shares That Have Not Vested(1)
		Number of Securities Underlying Unexercised Options(1)
	Grant Date			Exercise Price ($)	Expiration Date	Number of Shares	Market Value ($)(2)
Name		Exercisable	Unexercisable
Michael T. Prior	3/27/13	—	—	—	—	25,000	1,414,250
President and Chief	3/22/12	7,500	22,500	37.36	3/22/22	15,000	848,550
Executive Officer	3/15/11	—	17,500	32.96	3/15/21	3,750	212,138
	2/11/10	18,750	6,250	46.85	2/11/20	3,125	176,781
Justin D. Benincasa	3/27/13	—	—	—	—	12,000	678,840
Chief Financial Officer	3/22/12	2,500	7,500	37.36	3/22/12	7,500	424,275
	3/15/11	10,000	10,000	32.96	3/15/21	2,500	141,425
	2/11/10	15,000	5,000	46.85	2/11/20	2,500	141,425
	12/5/08	6,000	—	23.78	12/5/18	—	—
	9/17/07	40,000	—	32.98	9/17/17	—	—
William F. Kreisher	3/27/13	—	—	—	—	14,000	791,980
Senior Vice President,	3/22/12	3,750	11,250	37.36	3/22/22	1,500	84,855
Corporate Development	3/15/11	4,000	4,000	32.96	3/15/21	—	—
	2/11/10	11,250	3,750	46.85	2/11/20	1,250	70,713
	12/5/08	5,000	—	23.78	12/5/18	—	—
	9/17/07	45,000	—	32.98	9/17/17	—	—
Leonard Q. Slap	3/27/13	—	—	—	—	8,000	452,560
Senior Vice President,	3/22/12	—	3,750	37.36	3/22/22	4,500	254,565
General Counsel	3/15/11	—	2,500	32.96	3/15/21	—	—
	6/15/10	—	6,250	44.12	6/15/20	1,250	70,713
Karl D. Noone	3/27/13	—	—	—	—	4,000	226,280
Senior Vice President,	3/22/12	1,000	3,000	37.36	3/22/22	3,750	212,138
Corporate Controller	8/9/10	—	3,750	48.36	8/9/20	1,250	70,713

(1)
Grants vest 25% annually commencing one year from the date of grant.

(2)
Stock awards are valued at $56.57 per share, the closing price of our stock on December 31, 2013.

 Option Exercises and Stock Vested in 2013

        The table below sets forth information with respect to our named executive officers regarding all options that were exercised and restricted stock that vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael T. Prior	87,500	1,743,475	11,976	556,438
Chief Executive Officer
Justin D. Benincasa	35,000	738,500	7,633	352,625
Chief Financial Officer
William F. Kreisher	—	—	5,701	277,440
Senior Vice President,
Corporate Development
Leonard Q. Slap	22,500	186,425	4,726	233,283
Senior Vice President
and General Counsel
Karl D. Noone	11,250	74,700	2,500	122,138
Senior Vice President
and Corporate Controller

(1)
Reflects the difference between the market price of the option awards at exercise and the grant date exercise price of such options.

(2)
Reflects the market value of the shares based on the vesting date closing price of our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table provides information regarding our equity compensation plans as of December 31, 2013:

Equity Compensation Plan Information

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Warrants, Options and Rights	Weighted Average Exercise Price of Outstanding Warrants, Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
2008 Equity Incentive Plan	284,625	$38.75	1,264,373
1998 Stock Option Plan	115,412	$37.64	—
Equity compensation plans not approved by security holders:	—	—	—
Total	400,037		1,264,373

 Non-Qualified Deferred Compensation Plan Transactions in 2013

        The following table sets forth contributions by us to our deferred compensation plan for fiscal 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael T. Prior	—	45,200	37,415	—	325,485
Justin D. Benincasa	—	26,640	20,104	—	176,181
William F. Kreisher	—	19,360	16,853	—	146,063
Leonard Q. Slap	—	—	—	—	—
Karl D. Noone	—	—	—	—	—

(1)
The amounts reported in this column are reported for fiscal 2013 and the "All Other Compensation" column of the 2013 Summary Compensation Table.

        Effective as of December 5, 2008, we adopted a non-qualified deferred compensation plan for our then existing executive officers. This plan is intended to provide retirement income to our executive officers and was adopted to offset a reduction in our annual contributions to those executives' accounts under our 401(k) retirement plan that we instituted as a result of the consolidation of our 401(k) plan with similar plans of companies that we acquired. Accordingly, we do not expect to add newly hired executives to this plan and Messrs. Slap and Noone are not participants in the plan. Under this plan, we make quarterly credits equal to 8% of the executive officer's then current quarterly base salary to an account in the plan on behalf of the executive. In addition to these quarterly credits, the Compensation Committee may make additional credits in its sole discretion. Credits to such executive officer's account under the plan will be deemed to be invested in one or more investment funds selected by the executive officer from among alternatives approved by the Compensation Committee. Overall investment return is dependent upon the performance of each executive officer's selected investment alternatives. Credits will be fully vested at all times and the executive officers will have a nonforfeitable interest in the balance of their respective accounts. Benefits under the plan are payable upon a separation from service in a cash lump sum or in accordance with a fixed schedule elected by the executive officer. Distributions may be made prior to the executive officer's separation from service only for certain financial hardship reasons. The plan is intended to be compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and to constitute a non-qualified, unfunded executive benefit plan.

Potential Payments Upon Termination or Change of Control

        All of our employees, including our named executive officers, are employees-at-will and, as such, do not have employment contracts or retention agreements with us. In addition, we do not have change-in-control or severance agreements with any of our named executive officers.

DIRECTOR COMPENSATION

        Our Compensation Committee has the responsibility of reviewing and making recommendations to the Board regarding director compensation. We use a combination of cash and stock-based incentive compensation to attract and retain qualified directors. In setting director compensation, we consider the time demand and the requisite knowledge and expertise required to effectively fulfill their duties and responsibilities to us and our stockholders. We also consider the compensation set by our peer companies in our determination of director compensation.

        The table below summarizes the compensation paid to, or earned by, our non-employee directors for the fiscal year ended December 31, 2013. Mr. M. Prior, our Chief Executive Officer, does not receive any compensation for his Board service beyond the compensation he receives as an executive officer of the Company.

2013 Director Compensation Table

        The table below summarizes the compensation earned by each named director as of December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Cornelius B. Prior, Jr.(2)	125,000	—	10,219		135,219
Martin L. Budd	56,000	65,000	—		121,000
Michael T. Flynn	41,000	65,000	58	(3)	106,058
Liane J. Pelletier	31,000	65,000	521	(3)	96,521
Charles J. Roesslein	67,000	65,000	—		132,000

(1)
The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, of awards granted pursuant to our Non-Employee Directors Compensation Policy and our 2008 Plan.

(2)
As compensation for Mr. Cornelius B. Prior, Jr.'s service as Chairman in 2013, we paid him an annual salary of $125,000, plus certain benefits which are included in "All Other Compensation", including $4,255 in matching contributions pursuant to our 401(k) plan, use of a company car and life insurance premiums. We also provided him with medical and dental benefits that are available to all of our employees. Mr. C.B. Prior, Jr. did not participate in any of our incentive compensation programs. In his capacity as Chairman, he did not receive any board meeting fees, but did receive expense reimbursement available to all other directors.

(3)
Reflects dividends earned on unvested stock awards.

        The table below summarizes the number of shares of unvested restricted stock held by each named director as of December 31, 2013.

Name	Shares of Restricted Stock
Cornelius B. Prior, Jr.	—
Martin L. Budd	—
Michael T. Flynn	—
Liane J. Pelletier	582
Charles J. Roesslein	—

Retainers and Meeting Fees

        For the fiscal year ended December 31, 2013, our non-employee directors (excluding our Chairman) received an annual retainer of $90,000 (consisting of $25,000 in cash and $65,000 in stock). In addition to the retainers, members of the Audit, Compensation and Nominating Committees received additional annual payments of $10,000, $5,000 and $1,000, respectively. The Chairs of the Audit, Compensation and Nominating Committees also received additional annual payments of $15,000, $10,000 and $2,500, respectively.

        The Compensation Committee determined in its review of director compensation for the 2013 fiscal year against compensation received by the Board of the Company's peer group to increase director compensation for the fiscal year ended December 31, 2014 by $15,000 to an annual retainer of $105,000 (consisting of $40,000 in cash and $65,000 in stock) for our non-employee directors and by $15,000 to an annual salary of $140,000 for our Chairman, effective as of the date of the Annual Meeting.

Restricted Stock Grant to New Board Members

        Under the 2008 Plan, new directors receive a one-time payment of $30,000 paid entirely in restricted stock that vests over three years. The per share price will be determined as of the close of the Nasdaq market on the date of the director's election to the Board.

 RELATED PERSON TRANSACTIONS

Policy on Related Person Transactions

        Our Board has a written Related Person Transaction Policy that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining whether any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction(s) as a direct party or by arranging the transaction(s) and the transaction(s) involves more than $100,000 in any calendar year. The policy also provides that certain types of transactions are deemed to be pre-approved or ratified, as applicable by our Audit Committee.

Related Person Transactions

        In June 2010, we entered into a joint venture with Schuchman Consulting LLC ("Schuchman Consulting"), an entity wholly owned by Brian A. Schuchman, one of our former directors. Mr. Schuchman retired from our board effective June 2013. The purpose of the joint venture is to actively evaluate wireless opportunities in the Caribbean, including an investment made in Aruba in June 2010 consisting of a newly-created company called Caribbean Telecom Partners, LLC ("CTP"). Schuchman Consulting provides the day-to-day management of CTP, including identifying new investment opportunities for CTP in the Caribbean. Pursuant to a consulting agreement between CTP and Schuchman Consulting, CTP paid Schuchman Consulting $37,500 for these services in 2012. CTP has established an equity incentive pool consisting of non-voting common stock for its management team equal to 10% of its common equity, of which one-half has been issued to Schuchman Consulting. Customary non-competition and non-solicitation agreements are in place between Schuchman Consulting and CTP.

        Our Audit Committee negotiated the specific structure and terms of the joint venture and unanimously approved the arrangement described above in accordance with the terms of our Related Person Transaction Policy.

 ADDITIONAL INFORMATION

Stockholder Proposals for 2015 Annual Meeting

        All suggestions from stockholders are given careful attention. Proposals intended for consideration at next year's annual meeting of stockholders should be sent to Atlantic Tele-Network, Inc.; Attn: Secretary, 600 Cummings Center, Beverly, MA 01915. To be considered for inclusion in our proxy materials for that meeting, such proposals must be received by us by December 23, 2014, and must comply with certain rules and regulations promulgated by the SEC. A stockholder who wishes to make a proposal at the 2015 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than March 8, 2015, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Atlantic Tele-Network, Inc., Secretary, 600 Cummings Center, Beverly, MA 01915, (978) 619-1300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Annual Report and Other SEC Filings

        Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K are available on our website at ir.atni.com. These filings and other SEC filings, including our proxy statement, are also available on the SEC's website at www.sec.gov.

        A copy of these filings, including our Annual Report to Stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (excluding exhibits), may be obtained, at no cost, by writing to Atlantic Tele-Network, Inc., Attn: Secretary, 600 Cummings Center, Beverly, MA 01915.

        Our Annual Report for the year ended December 31, 2013, which is being mailed to stockholders with this proxy statement, is not incorporated into this proxy statement and is not deemed to be part of the proxy soliciting material.

By order of the Board of Directors,

LEONARD Q. SLAP
Secretary

April 22, 2014

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ATLANTIC TELE-NETWORK, INC. M74620-P50390 ATLANTIC TELE-NETWORK, INC. 600 CUMMINGS CENTER BEVERLY, MA 01915 Please indicate if you plan to attend this meeting. 2. To approve, by advisory vote, executive compensation. 3. Ratification of the selection of PricewaterhouseCoopers LLP as independent auditor for 2014. 4. In their discretion the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting. ! ! ! 01) Martin L. Budd 02) Michael T. Flynn 03) Liane J. Pelletier 04) Cornelius B. Prior, Jr. 05) Michael T. Prior 06) Charles J. Roesslein 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: ! ! ! ! ! ! ! ! The Board of Directors recommends you vote FOR the following proposals: For All Withhold All For All Except Yes No For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For address changes and/or comments, please check this box and write them on the back where indicated. !

ATLANTIC TELE-NETWORK, INC. ANNUAL MEETING OF STOCKHOLDERS - JUNE 17, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Cornelius B. Prior, Jr. and Michael T. Prior and each of them as Proxies, with full power of substitution, and hereby authorizes each of them to represent and to vote as instructed herein, all shares of Common Shares of Atlantic Tele-Network, Inc. held of record by the undersigned on April 21, 2014, at the Annual Meeting of Stockholders to be held on June 17, 2014 or any adjournment or postponements thereof on the matters set forth in the Notice and Proxy Statement dated April 22, 2014. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3, AT THE DISCRETION OF THE PROXIES NAMED ABOVE, ON ANY OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on June 17, 2014. The Proxy Statement, Form 10-K for the fiscal year ended December 31, 2013 and the 2013 Annual Report to Stockholders are available at: http://ir.atni.com/financials.cfm • The annual meeting is scheduled to take place at 10:00 a.m., local time, at The Wylie Inn & Conference Center, 295 Hale Street, Beverly, MA 01915. • Even if you expect to attend the annual meeting, please promptly complete, sign, date and mail this proxy card. Stockholders who attend the meeting may revoke their proxies and vote in person if they so desire. (Continued and to be marked, dated and signed on the other side) M74621-P50390 FOLD AND DETACH HERE . . Address Changes/Comments: ________________________________________________________________________________ _________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)